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                                                                   Exhibit 10(a)


              Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information, and to the use of our report dated January 30, 1998 accompanying the financial statements of The Penn Mutual Life Insurance Company for the year ended December 31, 1997, and to the use of our report dated March 30, 1998 accompanying the financial statements of Penn Mutual Variable Annuity Account III for the year ended December 31, 1997 in the Post-Effective Amendment Number 24 to Registration Statement Number 2-77283 on Form N-4 and the related Statement of Additional Information of Penn Mutual Variable Annuity Account III.


                                                         /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 20, 1998